EXHIBIT 11
                      COMPUTATION OF EARNINGS PER SHARE

                                                                1999          1998
                                                                ----          ----

Basic
-----
Weighted Average Shares Outstanding                           1,542,183     1,336,361

Diluted
-------
Weighted Average Shares Outstanding                           1,542,183     1,336,361
Dilutive Effect of Potential Common Shares                            -             -
                                                              -----------------------
Weighted Average Common and Equivalent Shares Outstanding     1,542,183     1,336,361
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